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                                                               EXHIBIT 8.1

                      [Letterhead of Dewey Ballantine LLP]


                                                              March 30, 1998



Advanta Auto Finance Corporation
500 Office Center Drive, Suite 400
Fort Washington, Pennsylvania 19034

                  Re:      Advanta Auto Finance Corporation
                           Automobile Receivables-Backed Securities
                           ----------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel to Advanta Auto Finance Corporation in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Automobile Receivables-Backed Securities (the "Securities") which the Registrant plans to offer in series.

                  The opinion contained in the prospectus contained in the Registration Statement under the heading "Federal Income Tax Consequences," to the extent they constitute legal conclusions with respect to matters federal law, have been prepared by us and, in our opinion, provide a fair and accurate summary of such law or conclusions.

                  We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP in the Registration Statement and related prospectus under the heading "Federal Income Tax Consequences."

                                            Very truly yours,

                                        /s/ DEWEY BALLANTINE LLP